EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Saturna Investment Trust and to the use of our report dated January 29, 2025 on the financial statements and financial highlights of Saturna Sustainable Bond Fund, Saturna Bond Income Fund, (formerly Sextant Bond Income Fund), Saturna Short Term Bond Fund, (formerly Sextant Short Term Bond Fund), Saturna Core Fund (formerly Sextant Core Fund) and Saturna Global High Income Fund (formerly Sextant Global High Income Fund), each a series of Saturna Investment Trust, appearing in Form N-CSR for the year ended November 30, 2024, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 17, 2025